EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 26, 2013 with respect to the consolidated financial statements, schedule, and internal control over financial reporting, included in the Annual Report of J&J Snack Foods Corp. and Subsidiaries on Form 10-K for the fiscal year ended September 28, 2013.  We hereby consent to the incorporation by reference of said report in the Registration Statements of J&J Snack Foods Corp. and Subsidiaries on Form S-8 (File No. 333-178379, effective December 8, 2011, File No. 333-111292, effective December 18, 2003, File No. 333-94795, effective January 18, 2000, and File No. 333-03833, effective May 16, 1996).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

November 26, 2013